EXHIBIT 3.4

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

OF

ALTERRA FINANCE LLC

This Certificate of Formation of Alterra Finance LLC. (the “LLC”) is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the LLC formed hereby is Alterra Finance LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the 14th day of May, 2010.

/s/ Robert Friedman
Name: Robert Friedman
Title: Authorized Person